Exhibit 10.1

GANNETT CO., INC.

2015 DEFERRED COMPENSATION PLAN

RULES FOR POST-2004 DEFERRALS

Amendment No. 1

Effective December 1, 2016, Gannett Co., Inc. hereby amends the Gannett Co., Inc. 2015 Deferred Compensation Plan Rules for Post-2004 Deferrals (the “Plan”), as follows:

1.	The Plan is amended by adding the following new Section 2.12A after the current Section 2.12:

2.12A	Deferrals of Restricted Stock or Restricted Stock Units by Directors made on or after December 1, 2016

Effective for Director deferrals made on or after December 1, 2016, a Director whose fees for a Term may be paid in the form of Restricted Stock or Restricted Stock Units may elect to defer such Restricted Stock or Restricted Stock Units in accordance with such guidelines and restrictions as may be established by the Committee and in accordance with the general terms of this Plan and Section 409A, subject to the following, which shall supersede any provision in the Plan to the contrary with respect to such deferrals:

(a)	An election to defer Restricted Stock or Restricted Stock Units must be made in accordance with Section 2.5 of the Plan and Section 409A. The deferral election may be made for all or a portion of the Restricted Stock or Restricted Stock Units that would have otherwise been awarded.
(b)	An election to defer Restricted Stock or Restricted Stock Units shall constitute a direction by the Director to have the Company, in lieu of currently issuing shares of Restricted Stock or an award of Restricted Stock Units, defer under this Plan an amount equal to the value of the Restricted Stock or Restricted Stock Units subject to the election as determined at the time of the award. The Restricted Stock or Restricted Stock Units deferred by a Director under this Plan for a Term shall be credited as units of stock to a separate sub-account within the Director’s Deferred Compensation Account. The vesting rules that would have applied to the Restricted Stock or Restricted Stock Unit award that was deferred under the Plan shall apply to the sub-account attributable to such award.

(c)	Restricted Stock or Restricted Stock Units deferred under the Plan shall be deemed invested in the Gannett stock fund during the entire deferral period and the Director shall not have the right to reallocate such deemed investment to any of the other investment options otherwise available under the Plan.
(d)	At the time an election to defer Restricted Stock or Restricted Stock Units is made, the Director shall elect the time and form of payment of such deferral and earnings thereon in accordance with Section 2.9 of the Plan. Payments shall be made in shares of Company common stock.
(e)	Any portion of a Director’s Deferred Compensation Account attributable to deferred Restricted Stock or Restricted Stock Units, whether or not vested, shall not be available for early withdrawal under Section 2.9(g) of the Plan.
2.	Except to the extent amended herein, the Plan remains in full force and effect.

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of December 1, 2016.

GANNETT CO., INC.

By:	/s/ Barbara W. Wall
Name:	Barbara W. Wall
Title:	Senior Vice President and Chief Legal Officer